Registration No. 333-

As filed with the Securities and Exchange Commission on October 18, 2002

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

APOGEE ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0919654
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification no.)

7900 Xerxes Avenue South
Suite 1800
Minneapolis, Minnesota 55431
(Address of principal executive offices) (Zip code)

APOGEE ENTERPRISES, INC.
2002 OMNIBUS STOCK INCENTIVE PLAN
(Full title of the plan)

Patricia A. Beithon, Esq.	Copy to: Robert A. Rosenbaum, Esq.
General Counsel and Secretary	Dorsey & Whitney LLP
Apogee Enterprises, Inc .	50 South Sixth Street, Suite 1500
7900 Xerxes Avenue South	Minneapolis, Minnesota 55402
Minneapolis, Minnesota 55431	(612) 340-5681
(952) 835-1874
(Name, address and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value $.33 1/3 per share(2)	1,800,000 Shares	$10.62	$19,116,000	$1,759

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c), based upon the average of the high and low prices of the registrant’s common stock on the Nasdaq National Market on October 14, 2002.

(2)
Includes corresponding rights to acquire shares of Apogee Enterprises, Inc. preferred stock pursuant to the Amended and Restated Rights Agreement, dated November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents that we have filed with the Securities and Exchange Commission are incorporated by reference in this registration statement, as of their respective dates:

(a)	our annual report on Form 10-K for the fiscal year ended March 2, 2002;

(b)	our quarterly reports on Form 10-Q for the quarters ended June 1, 2002 and August 31, 2002;

(c)	our current reports on Form 8-K filed on April 3, 2002 and April 18, 2002; and

(d)
the description of our common stock and preferred stock purchase rights contained in any registration statement or report filed by us under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating any such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Information Regarding Financial Statements
Incorporated by Reference into this Registration Statement

On April 11, 2002, we determined not to re-engage our independent auditors, Arthur Andersen LLP, and to appoint Deloitte & Touche LLP as our new independent auditors. After reasonable efforts, we have been unable to obtain Arthur Andersen’s consent to the incorporation by reference in this registration statement of Arthur Andersen’s report with respect to our consolidated financial statements appearing in our annual report on Form 10-K for the year ended March 2, 2002. Under these circumstances, Rule 437(a) under the Securities Act of 1933, as amended, permits us to file this registration statement without Arthur Andersen’s consent. Because Arthur Andersen has not consented to the incorporation by reference of their report into this registration statement, your right of recovery under Section 11 of the Securities Act may be limited, as you will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained, or any omissions to state a material fact required to be stated, in our consolidated financial statements for the year ended March 2, 2002. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that we shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefore by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation, in the case of acts or omissions in such person’s official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation, in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

Our Restated By-laws provide that we shall indemnify such persons, for such liabilities and expenses, in such manner, under such circumstances, and to such extent as required or permitted by Section 302A.521, as now enacted or hereinafter amended.

We also maintain an insurance policy or policies to assist in funding indemnification of our directors and officers for certain liabilities.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3A of our Annual Report on Form 10-K for year ended February 27, 1988).

4.2	Restated By-Laws of Apogee Enterprises, Inc. (incorporated by reference to Exhibit 3B to our Quarterly Report on Form 10-Q for the quarter ended May 30, 1998).

4.3	Amended and Restated Rights Agreement, dated November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York (incorporated by reference to our Form 8-A/A filed on November 30, 2001).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Minneapolis, State of Minnesota, as of the 18th day of October, 2002.

APOGEE ENTERPRISES, INC.

By:	/s/ Russell Huffer
Russell Huffer Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of the 18th day of October, 2002.

Signature	Title

/s/ Russell Huffer Russell Huffer	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael B. Clauer Michael B. Clauer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Bernard P. Aldrich Bernard P. Aldrich	Director

/s/ Donald W. Goldfus Donald W. Goldfus	Director

/s/ Barbara B. Grogan Barbara B. Grogan	Director

/s/ Harry A. Hammerly Harry A. Hammerly	Director

Signature	Title

/s/ J. Patrick Horner J. Patrick Horner	Director

/s/ James L. Martineau James L. Martineau	Director

/s/ Stephen C. Mitchell Stephen C. Mitchell	Director

/s/ Laurence J. Niederhofer Laurence J. Niederhofer	Director

/s/ Ray C. Richelsen Ray C. Richelsen	Director

/s/ Michael E. Shannon Michael E. Shannon	Director

EXHIBIT INDEX

4.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3A of our Annual Report on Form 10-K for year ended February 27, 1988).

4.2	Restated By-Laws of Apogee Enterprises, Inc. (incorporated by reference to Exhibit 3B to our Quarterly Report on Form 10-Q for the quarter ended May 30, 1998).

4.3	Amended and Restated Rights Agreement, dated November 12, 2001, between Apogee Enterprises, Inc. and The Bank of New York (incorporated by reference to our Form 8-A/A filed on November 30, 2001).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney.